Exhibit 10.5

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5 The North Colonnade Canary Wharf London E14 4BB United Kingdom Tel: +44 (0)20 7623 23 23

To:	BOOZ ALLEN HAMILTON INC (“Counterparty”)
Attn:	DERIVATIVES CONFIRMATION
Email/Fax No:
From:	BARCLAYS BANK PLC (LONDON HEAD OFFICE) (“Barclays”)
Date:	30 May 2017
Reference:	nyk10d4df5a / 35910726B / 35910725B / 45234528
USI:	1030209452101135910726BZZZZZZZZZZZZZZZZZZZ

Interest Rate Swap Confirmation

The purpose of this letter (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation supersedes any previous Confirmation or other communication with respect to the Transaction and evidences a complete and binding agreement between us as to the terms of the Transaction. This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2006 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “2006 Definitions”), are incorporated into this Confirmation. In the event of any inconsistency between the 2006 Definitions and this Confirmation, this Confirmation will govern for the purposes of the Transaction. Each party hereto agrees to make payment to the other party hereto in accordance with the provisions of this Confirmation and of the Agreement. References herein to a “Transaction” shall be deemed to be references to a “Swap Transaction” for the purposes of the 2006 Definitions.

1. This Confirmation supplements, forms a part of, and is subject to the ISDA Master Agreement dated as of December 11, 2014, as amended and supplemented from time to time (the “Agreement”) between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

Each party represents to the other party as of the Trade Date that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary):

(a)

Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper based upon its own judgement and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Transaction: it being understood that information and explanations related to the terms and

Barclays Bank PLC is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority and is a member of the London Stock Exchange. Barclays Bank PLC is registered in England No. 1026167 with its registered office at 1 Churchill Place, London E14 5HP.

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conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(b)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction.

(c)	Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of the Transaction.

(d)	No Agency. It is entering into the Transaction as principal and not as agent of any person.

(e)	Purpose. It is entering into the Swap Transaction for the purposes of hedging its assets or liabilities or in connection with a line of business.

The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

2.	TRADE DETAILS

Notional Amount:	USD 50,000,000.00

Trade Date:	May 24, 2017

Effective Date:	April 30, 2018

Termination Date:	June 30, 2022; subject to adjustment in accordance with the Modified Following Business Day Convention

Fixed Amounts:

Fixed Rate Payer:	Counterparty

Fixed Rate Payer Payment Date(s):	The last day of each month in each year from (and including) May 31, 2018 to (and including) the Termination Date; subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Rate:	1.963% per annum

Fixed Rate Day Count Fraction:	Actual/360

Floating Amounts:

Floating Rate Payer:	Barclays

Floating Rate Payer Payment Date(s):	The last day of each month in each year from (and including) May 31, 2018 to (and including) the Termination Date; subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Rate:	The greater of (x) Floating Rate Option and (y) 0.00%

Floating Rate Option:	USD-LIBOR-BBA Notwithstanding Section 7.1 of the 2000 ISDA Definitions, the rate for each Reset Date will be determined on the day that is two (2) New York and London Banking Days before such Reset Date. The definition of USD-LIBOR-Reference Banks will be deemed to be amended to the same extent as is set forth above.

BARCLAYS
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Designated Maturity:	1 Month

Spread:	None

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day in each Calculation Period

Compounding:	Inapplicable

Business Days:	London and New York

Calculation Agent:	As per the Agreement

3.	ACCOUNT DETAILS

Payments to Barclays:	As per Standard Settlement Instructions

Payments to Counterparty:	As per Standard Settlement Instructions

4.	OFFICES AND NOTICE DETAILS

Barclays:

BARCLAYS
5 THE NORTH COLONNADE
CANARY WHARF
LONDON
E14 4BB
ENGLAND
Telephone: +44 207 773 0177/0178
Facsimile: +44 207 773 6810/6857

Counterparty:
8283 GREENSBORO DRIVE
MCLEAN
VIRGINIA

Please confirm that the foregoing correctly sets forth all the terms and conditions of our agreement with respect to the by responding as soon as practicable* by promptly signing in the space provided below and both (i) faxing the signed copy to Incoming Transaction Documentation, Barclays Global OTC Transaction Documentation & Management, Global Operations, Fax +(44) 20-7773-6810/6045, Tel +(44) 20-7773-0177/0178, and (ii) mailing the signed copy to Barclays Bank PLC, 5 The North Colonnade, Canary Wharf, London E14 4BB Attention of Incoming Transaction Documentation, Barclays Global OTC Transaction Documentation & Management, Global Operations.

Your failure to respond as soon as practicable shall not affect the validity or enforceability of the Transaction as against you.

*	Depending on a range of factors including your jurisdiction, the regulatory requirement that applies to trades with you may require execution of Confirmations by close of business one Business Day after the trade is executed.

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For and on behalf of	For and on behalf of
BARCLAYS BANK PLC	BOOZ ALLEN HAMILTON INC

/s/ Claire McAlpine	/s/ Brian J. Hockenberry
NAME: Claire McAlpine	NAME: Brian J. Hockenberry
Authorised Signatory	Authorised Signatory
Date: 30 May 2017	Date: 5/30/17

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